Walmart reports record Q4 and FY21 revenue. Annual revenue of nearly $560 billion resulted in $35 billion of growth; $40 billion of growth in constant currency2

•Walmart U.S. Q4 comp sales1 grew 8.6% and Walmart U.S. eCommerce sales grew 69%.
•Q4 FY21 GAAP EPS of ($0.74); Adjusted EPS2 of $1.39. Decision to repay property tax relief in the U.K. lowered GAAP EPS and Adjusted EPS by $0.07; COVID-related costs were $1.1 billion in Q4.
•Walmart continues to build the next generation business model, investing in automation to fuel future sales and earnings growth. FY22 capital investments are expected to be nearly $14 billion to build supply chain capacity and automation to stay ahead of demand, improve the customer experience and increase productivity.
•Walmart will also invest in U.S. wages, raising the associate average to above $15 per hour.
•Net sales, operating income and EPS are expected to decline in FY22 primarily due to the impact of anticipated divestitures. Excluding the effect of divestitures, net sales are expected to grow low single-digits with operating income and EPS expected to be flat to up slightly.
•The company increased its dividend for the 48th consecutive year and approved a new $20 billion share repurchase program.

Bentonville, Ark., Feb. 18, 2021 - Today, Walmart will host its annual meeting for the investment community. During the meeting, Walmart’s leadership team will highlight how the company will build on its strong performance in FY21 and existing momentum with customers. The company’s strong financial position makes it the right time to accelerate investments in key areas, enabling it to grow faster while leveraging its unique assets to build a business model that will define the next generation of retail.

The company’s integrated omnichannel strategy focuses on:
•Being the primary destination for customers providing value on items they want and need supported by increasingly efficient pickup and delivery, which will drive accelerated growth.
•Innovating to enhance a seamless, digital customer experience designed to deepen customer relationships and increase share of wallet, enabling the company to diversify the business model by growing related businesses with accretive margins such as marketplace, advertising, financial services and data monetization.
•In the U.S., the company is continuing to invest to provide more customers with access to high quality, preventative and affordable healthcare to complement its other healthcare offerings, including providing vaccinations across the country and in geographies the federal government defines as medically underserved.
•Continuing to invest in associates and create opportunities by raising wages for an additional 425,000 frontline associates after raising wages for 165,000 associates last fall.
•Actively managing the portfolio and deploying capital to priority areas such as capacity and automation in DCs, FCs and market fulfillment centers to accelerate sales and profit growth.
•Creating shared value for all stakeholders, including associates, customers, shareholders, business partners, suppliers and the planet.

1 Comp sales for the 13-week period ended January 29, 2021 compared to 13-week period ended January 31, 2020, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	February 18, 2021	stock.walmart.com

“We completed a strong year and a strong Q4 thanks to our amazing associates. They stepped up to serve our customers and members exceptionally well during a busy holiday period in the midst of a pandemic,” said Walmart President and CEO, Doug McMillon. “Change in retail accelerated in 2020. The capabilities we’ve built in previous years put us ahead, and we’re going to stay ahead. Our business is strong, and we’re making it even stronger with targeted investments to accelerate growth, including raises for 425,000 associates in frontline roles driving the customer experience.”

“This is a time to be even more aggressive because of the opportunity we see in front of us,” added McMillon. “The strategy, team and capabilities are in place. We have momentum with customers, and our financial position is strong.”

“Our associates responded unbelievably to serve customers in one of the most challenging times we’ve faced. We have tremendous momentum having just completed a year with record sales and operating cash flow,” said Walmart Chief Financial Officer, Brett Biggs. “We accomplished this while accelerating our long-term strategy of transforming Walmart into a dynamic omnichannel business. It’s now time to accelerate even more.”

Fourth-quarter highlights
•Total revenue was a record $152.1 billion, an increase of $10.4 billion, or 7.3%. Excluding currency2, total revenue would have increased 7.5% to reach $152.3 billion.
•Walmart U.S. comp sales1 increased 8.6% with strength across most key categories.
•Walmart U.S. eCommerce sales increased 69% with strong results across all channels.
•Sam’s Club comp sales1 increased 10.8% and eCommerce sales grew 42%. Reduced tobacco sales negatively affected comp sales by approximately 410 basis points. Membership income increased 12.9%, the strongest growth in six years.
•Walmart International net sales were $34.9 billion, an increase of 5.5%. Net sales in constant currency2 increased 6.3%, led by Flipkart, Mexico and Canada. Changes in currency rates negatively affected net sales by approximately $0.3 billion.
•Consolidated gross profit rate increased 29 basis points with positive contributions from each operating segment, led by the U.S.
•Consolidated operating expenses as a percentage of net sales increased 41 basis points.
◦Incremental expenses related to COVID-19 of approximately $1.1 billion were partially offset by business restructuring charges from the prior year.
◦The decision to repay property tax relief in the U.K. lowered GAAP and Adjusted EPS by $0.07.
•Consolidated operating income was $5.5 billion, an increase of 3.1%.
•Adjusted operating income in constant currency2 decreased 3.2%, primarily as a result of incremental expenses related to COVID-19 and the company’s decision to repay property tax relief in the U.K.
•GAAP EPS of ($0.74); Adjusted EPS2 of $1.39.
•Adjusted EPS2 excludes the effects, net of tax, of:
◦a loss on our operations held for sale in the U.K. and Japan of $2.66;
◦net gains of $0.49 on equity investments, primarily JD.com;
◦a benefit from a discrete tax item of $0.10; and
◦a charge related to officer compensation of $0.06.

1 Comp sales for the 13-week period ended January 29, 2021 compared to 13-week period ended January 31, 2020, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	February 18, 2021	stock.walmart.com

Fiscal 2021 highlights
•Total revenue was $559.2 billion, an increase of $35.2 billion, or 6.7%. Excluding currency2, total revenue was $564.2 billion, an increase of $40.2 billion, or 7.7%.
•Walmart U.S. comp sales1 increased 8.6%.
•Walmart U.S. eCommerce sales grew 79%. Contribution profit continued to improve.
•Sam’s Club comp sales1 increased 11.8%. Reduced tobacco sales negatively affected comp sales by approximately 400 basis points. Membership income increased 9.4%.
•Walmart International net sales increased 1.0%, or 5.2% in constant currency2 with strength in Mexico, Canada and Flipkart.
•The company generated $36.1 billion in operating cash flow and returned $8.7 billion to shareholders through dividends and share repurchases.
•GAAP EPS of $4.75; Adjusted EPS2 of $5.48.

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q4 FY21	Q4 FY20	Change		FY21	FY20	Change
Revenue	$152.1	$141.7	$10.4	7.3%	$559.2	$524.0	$35.2	6.7%
Revenue (constant currency)[2]	$152.3	$141.7	$10.7	7.5%	$564.2	$524.0	$40.2	7.7%
Operating income	$5.5	$5.3	$0.2	3.1%	$22.5	$20.6	$2.0	9.6%
Operating income (constant currency)[2]	$5.5	$5.3	$0.2	3.4%	$22.8	$20.6	$2.2	10.6%
Adjusted operating income (constant currency)[2]	$5.7	$5.9	-$0.2	-3.2%	$23.4	$21.4	$2.0	9.3%

Free Cash Flow[2]	FY21	$ Change	Returns to Shareholders	FY21	% Change
Operating cash flow	$36.1	$10.8	Dividends	$6.1	1.0%
Capital expenditures	$10.3	-$0.4	Share repurchases[3]	$2.6	-54.1%
Free cash flow[2]	$25.8	$11.3	Total	$8.7	-25.8%

1 Comp sales for the 52-week period ended January 29, 2021 compared to 52-week period ended January 31, 2020, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 $3.0 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 19 million shares in fiscal 2021.

NYSE: WMT	February 18, 2021	stock.walmart.com

Fiscal 2022 full year guidance
The following guidance reflects the company’s expectations for fiscal year 2022 and is provided on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation, the timing of divestitures and the changes in fair value on the Company’s equity investments. Additionally, the guidance assumes we complete the sale of our business in Japan near the beginning of fiscal 2022. Assumptions in the guidance are dependent upon the duration and intensity of the COVID-19 health crisis globally, timing and effectiveness of global vaccines, the scale and duration of economic stimulus, employment trends and consumer confidence.

Metric	FY22 Guidance
Consolidated net sales	Decline in constant currency •Excluding divestitures[1], consolidated net sales growth up low single-digits
Comp sales growth	•Walmart U.S., up low single-digits, ex. fuel •Sam’s Club, up low single-digits, ex. fuel and tobacco
Walmart International net sales	Decline in constant currency •Higher growth percentage than U.S., excluding divestitures[1]
Consolidated expense leverage	Maintain rate, or slightly deleverage
Consolidated operating income	Decline slightly in constant currency •Flat to up slightly, excluding divestitures[1]
Walmart U.S. operating income	Increase slightly
Effective tax rate	24.5% to 25.5%
EPS	Decline slightly •Flat to up slightly, excluding divestitures[1]
Capital expenditures	Around $14 billion with a focus on supply chain, automation, customer-facing initiatives and technology

1 We completed the sale of Walmart Argentina in November 2020, our operations in the U.K. in February 2021 and expect to complete the sale of our operations in Japan in the first quarter of fiscal 2022.

NYSE: WMT	February 18, 2021	stock.walmart.com

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q4 FY21	Q4 FY20	Change		FY21	FY20	Change
Net sales	$99.6	$92.3	$7.3	7.9%	$370.0	$341.0	$29.0	8.5%
Comp sales (ex. fuel)[2]	8.6%	1.9%	NP	NP	8.6%	2.8%	NP	NP
Transactions	-10.9%	1.0%	NP	NP	NP	NP	NP	NP
Average ticket	21.9%	0.9%	NP	NP	NP	NP	NP	NP
eCommerce contribution[3]	~620 bps	~250 bps	NP	NP	NP	NP	NP	NP
Operating income	$5.2	$4.4	$0.8	17.4%	$19.1	$17.4	$1.7	10.0%
Adjusted operating income[1]	$5.2	$4.9	$0.3	6.5%	$19.5	$17.8	$1.7	9.3%

	Q4 FY21	Q4 FY20	Change		FY21	FY20	Change
Net sales	$34.9	$33.0	$1.8	5.5%	$121.4	$120.1	$1.2	1.0%
Net sales (constant currency)[1]	$35.1	$33.0	$2.1	6.3%	$126.4	$120.1	$6.3	5.2%
Operating income	$1.0	$1.1	-$0.1	-12.8%	$3.7	$3.4	$0.3	8.6%
Operating income (constant currency)[1]	$1.0	$1.1	-$0.1	-11.2%	$3.9	$3.4	$0.5	14.8%
Adjusted operating income (constant currency)[1]	$1.0	$1.2	-$0.2	-18.3%	$4.0	$3.8	$0.2	5.5%

	Q4 FY21	Q4 FY20	Change		FY21	FY20	Change
Net sales	$16.5	$15.3	$1.2	8.1%	$63.9	$58.8	$5.1	8.7%
Comp sales (ex. fuel)[2]	10.8%	0.8%	NP	NP	11.8%	0.7%	NP	NP
Transactions	8.4%	4.3%	NP	NP	NP	NP	NP	NP
Average ticket	2.2%	-3.5%	NP	NP	NP	NP	NP	NP
eCommerce contribution[3]	~280 bps	~210 bps	NP	NP	NP	NP	NP	NP
Operating income	$0.4	$0.4	$0.0	1.3%	$1.9	$1.6	$0.3	16.1%

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 230 million customers and members visit approximately 10,800 stores and clubs under 51 banners in 25 countries and eCommerce websites. With fiscal year 2021 revenue of $559 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart and on Twitter at https://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA (479) 258-7172	Media Relations contact Randy Hargrove (800) 331-0085

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Fiscal 2021 comparable sales are for the 13-week and 52-week periods ended January 29, 2021 compared to the 13-week and 52-week periods ended January 31, 2020. As the retail sales calendar for the year ended January 31, 2020 included 53 weeks, fiscal 2020 comparable sales are for the 14-week and 53-week periods ended January 31, 2020 compared to the 14-week and 53-week periods ended February 1, 2019. See Supplemental Financial Information for additional information.
3 Beginning in Q1 FY21, we revised our definition of eCommerce net sales to include certain pharmacy transactions. Accordingly, we revised prior period amounts for Walmart U.S. and Sam’s Club to be consistent with the current year’s presentation.
NP - Not provided

NYSE: WMT	February 18, 2021	stock.walmart.com

Forward-Looking Statements
This release and related management commentary contains statements or may include or may incorporate by reference, statements that may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act"), that are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: the impact of the COVID-19 pandemic on our business and the global economy; economic, capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures, and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; supply chain disruptions and disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident-related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	February 18, 2021	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	January 31,			January 31,
(Amounts in millions, except per share data)	2021	2020	Percent Change	2021	2020	Percent Change
Revenues:
Net sales	$150,985	$140,608	7.4%	$555,233	$519,926	6.8%
Membership and other income	1,094	1,063	2.9%	3,918	4,038	(3.0)%
Total revenues	152,079	141,671	7.3%	559,151	523,964	6.7%
Costs and expenses:
Cost of sales	115,261	107,748	7.0%	420,315	394,605	6.5%
Operating, selling, general and administrative expenses	31,331	28,601	9.5%	116,288	108,791	6.9%
Operating income	5,487	5,322	3.1%	22,548	20,568	9.6%
Interest:
Debt	434	569	(23.7)%	1,976	2,262	(12.6)%
Finance lease obligations	90	83	8.4%	339	337	0.6%
Interest income	(30)	(41)	(26.8)%	(121)	(189)	(36.0)%
Interest, net	494	611	(19.1)%	2,194	2,410	(9.0)%
Other (gains) and losses	5,586	(962)	(680.7)%	(210)	(1,958)	(89.3)%
Income (loss) before income taxes	(593)	5,673	(110.5)%	20,564	20,116	2.2%
Provision for income taxes	1,415	1,379	2.6%	6,858	4,915	39.5%
Consolidated net income (loss)	(2,008)	4,294	(146.8)%	13,706	15,201	(9.8)%
Consolidated net income attributable to noncontrolling interest	(83)	(153)	(45.8)%	(196)	(320)	(38.8)%
Consolidated net income (loss) attributable to Walmart	$(2,091)	$4,141	(150.5)%	$13,510	$14,881	(9.2)%

Net income (loss) per common share:
Basic net income (loss) per common share attributable to Walmart	$(0.74)	$1.46	(150.7)%	$4.77	$5.22	(8.6)%
Diluted net income (loss) per common share attributable to Walmart	$(0.74)	$1.45	(151.0)%	$4.75	$5.19	(8.5)%

Weighted-average common shares outstanding:
Basic	2,826	2,836		2,831	2,850
Diluted	2,826	2,855		2,847	2,868

Dividends declared per common share	$—	$—		$2.16	$2.12

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	January 31,	January 31,
(Amounts in millions)	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$17,741	$9,465
Receivables, net	6,516	6,284
Inventories	44,949	44,435
Prepaid expenses and other (1)	20,861	1,622
Total current assets	90,067	61,806

Property and equipment, net	92,201	105,208
Operating lease right-of-use assets	13,642	17,424
Finance lease right-of-use assets, net	4,005	4,417
Goodwill	28,983	31,073
Other long-term assets	23,598	16,567
Total assets	$252,496	$236,495

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$224	$575
Accounts payable	49,141	46,973
Accrued liabilities (1)	37,966	22,296
Accrued income taxes	242	280
Long-term debt due within one year	3,115	5,362
Operating lease obligations due within one year	1,466	1,793
Finance lease obligations due within one year	491	511
Total current liabilities	92,645	77,790

Long-term debt	41,194	43,714
Long-term operating lease obligations	12,909	16,171
Long-term finance lease obligations	3,847	4,307
Deferred income taxes and other	14,370	12,961

Commitments and contingencies

Equity:
Common stock	282	284
Capital in excess of par value	3,646	3,247
Retained earnings	88,763	83,943
Accumulated other comprehensive loss	(11,393)	(12,805)
Total Walmart shareholders’ equity	81,298	74,669
Noncontrolling interest	6,233	6,883
Total equity	87,531	81,552
Total liabilities and equity	$252,496	$236,495

1 As of January 31, 2021, prepaid expenses and other included assets held for sale of $19.2 billion and accrued liabilities included liabilities held for sale of $12.7 billion related to operations in the U.K. and Japan.

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Fiscal Year Ended
	January 31,
(Amounts in millions)	2021	2020
Cash flows from operating activities:
Consolidated net income	$13,706	$15,201
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	11,152	10,987
Net unrealized and realized gains	(8,589)	(1,886)
Losses on disposal of business operations	8,401	15
Asda pension contribution	—	(1,036)
Deferred income taxes	1,911	320
Other operating activities	1,521	1,981
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(1,086)	154
Inventories	(2,395)	(300)
Accounts payable	6,966	(274)
Accrued liabilities	4,623	186
Accrued income taxes	(136)	(93)
Net cash provided by operating activities	36,074	25,255

Cash flows from investing activities:
Payments for property and equipment	(10,264)	(10,705)
Proceeds from the disposal of property and equipment	215	321
Proceeds from disposal of certain operations	56	833
Payments for business acquisitions, net of cash acquired	(180)	(56)
Other investing activities	102	479
Net cash used in investing activities	(10,071)	(9,128)

Cash flows from financing activities:
Net change in short-term borrowings	(324)	(4,656)
Proceeds from issuance of long-term debt	—	5,492
Repayments of long-term debt	(5,382)	(1,907)
Dividends paid	(6,116)	(6,048)
Purchase of Company stock	(2,625)	(5,717)
Dividends paid to noncontrolling interest	(434)	(555)
Other financing activities	(1,236)	(908)
Net cash used in financing activities	(16,117)	(14,299)

Effect of exchange rates on cash, cash equivalents and restricted cash	235	(69)

Net increase in cash, cash equivalents and restricted cash	10,121	1,759
Cash and cash equivalents reclassified as assets held for sale	(1,848)	—
Cash, cash equivalents and restricted cash at beginning of year	9,515	7,756
Cash, cash equivalents and restricted cash at end of year	$17,788	$9,515

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	January 31,			January 31,
(dollars in millions)	2021	2020	Percent Change	2021	2020	Percent Change
Walmart U.S.	$99,585	$92,271	7.9%	$5,168	$4,403	17.4%
Walmart International	34,873	33,049	5.5%	964	1,105	-12.8%
Sam’s Club	16,527	15,288	8.1%	389	384	1.3%
Corporate and support	—	—	—	(1,034)	(570)	81.4%
Consolidated	$150,985	$140,608	7.4%	$5,487	$5,322	3.1%

	Net Sales			Operating Income
	Fiscal Year Ended			Fiscal Year Ended
	January 31,			January 31,
(dollars in millions)	2021	2020	Percent Change	2021	2020	Percent Change
Walmart U.S.	$369,963	$341,004	8.5%	$19,116	$17,380	10.0%
Walmart International	121,360	120,130	1.0%	3,660	3,370	8.6%
Sam’s Club	63,910	58,792	8.7%	1,906	1,642	16.1%
Corporate and support	—	—	—	(2,134)	(1,824)	17.0%
Consolidated	$555,233	$519,926	6.8%	$22,548	$20,568	9.6%

U.S. comparable sales results1

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	1/29/2021	1/31/2020	1/29/2021	1/31/2020	1/29/2021	1/31/2020
Walmart U.S.	8.5%	2.0%	8.6%	1.9%	-0.1%	0.1%
Sam’s Club	8.5%	2.2%	10.8%	0.8%	-2.3%	1.4%
Total U.S.	8.5%	2.0%	8.9%	1.8%	-0.4%	0.2%

	With Fuel		Without Fuel		Fuel Impact
	52 Weeks Ended		52 Weeks Ended		52 Weeks Ended
	1/29/2021	1/31/2020	1/29/2021	1/31/2020	1/29/2021	1/31/2020
Walmart U.S.	8.5%	2.8%	8.6%	2.8%	-0.1%	0.0%
Sam’s Club	8.4%	1.5%	11.8%	0.7%	-3.4%	0.8%
Total U.S.	8.4%	2.6%	9.0%	2.5%	-0.6%	0.1%
Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the Company’s financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.
1 Fiscal 2021 comparable sales are for the 13-week and 52-week periods ended January 29, 2021 compared to the 13-week and 52-week periods ended January 31, 2020. As the retail sales calendar for the year ended January 31, 2020 included 53 weeks, fiscal 2020 comparable sales are for the 14-week and 53-week periods ended January 31, 2020 compared to the 14-week and 53-week periods ended February 1, 2019.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period’s currency exchange rates and the comparable prior year period’s currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the fiscal year ended January 31, 2021.

	Three Months Ended January 31, 2021				Fiscal Year Ended January 31, 2021
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2021	Percent Change[1]	2021	Percent Change[1]	2021	Percent Change[1]	2021	Percent Change[1]
Total revenues:
As reported	$35,208	5.3%	$152,079	7.3%	$122,501	0.9%	$559,151	6.7%
Currency exchange rate fluctuations	252	N/A	252	N/A	5,053	N/A	5,053	N/A
Constant currency total revenues	$35,460	6.1%	$152,331	7.5%	$127,554	5.0%	$564,204	7.7%

Net sales:
As reported	$34,873	5.5%	$150,985	7.4%	$121,360	1.0%	$555,233	6.8%
Currency exchange rate fluctuations	256	N/A	256	N/A	5,022	N/A	5,022	N/A
Constant currency net sales	$35,129	6.3%	$151,241	7.6%	$126,382	5.2%	$560,255	7.8%

Operating income:
As reported	$964	(12.8)%	$5,487	3.1%	$3,660	8.6%	$22,548	9.6%
Currency exchange rate fluctuations	17	N/A	17	N/A	210	N/A	210	N/A
Constant currency operating income	$981	(11.2)%	$5,504	3.4%	$3,870	14.8%	$22,758	10.6%
1 Change versus prior year comparable period.

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The tables below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the three months and fiscal year ended January 31, 2021.

	Three Months Ended January 31,
	Walmart US		Walmart International		Consolidated
(Dollars in millions)	2021	2020	2021	2020	2021	2020
Operating income:
Operating income, as reported	$5,168	$4,403	$964	$1,105	$5,487	$5,322
Officer compensation charge[1]	—	—	—	—	175	—
Business restructuring charge[2]	—	450	—	96	—	546
Adjusted operating income	5,168	4,853	964	1,201	5,662	5,868
Percent change[3]	6.5%	NP	(19.7)%	NP	(3.5)%	NP
Currency exchange rate fluctuations	—	—	17	—	17	—
Adjusted operating income, constant currency	$5,168	4,853	$981	$1,201	$5,679	$5,868
Percent change[3]	6.5%	NP	(18.3)%	NP	(3.2)%	NP

	Fiscal Year Ended January 31,
	Walmart US		Walmart International		Consolidated
(Dollars in millions)	2021	2020	2021	2020	2021	2020
Operating income:
Operating income, as reported	$19,116	$17,380	$3,660	$3,370	$22,548	$20,568
Officer compensation charge[1]	—	—	—	—	175	—
Business restructuring charge[2]	380	450	—	389	380	839
Discrete tax item	—	—	77	—	77	—
Adjusted operating income	19,496	17,830	3,737	3,759	23,180	21,407
Percent change[3]	9.3%	NP	(0.6)%	NP	8.3%	NP
Currency exchange rate fluctuations	—	—	228	—	228	—
Adjusted operating income, constant currency	$19,496	$17,830	$3,965	$3,759	$23,408	$21,407
Percent change[3]	9.3%	NP	5.5%	NP	9.3%	NP
1 The charge relates to amounts which were not allocated to an operating segment and recorded in Corporate and support.
2 Fiscal 2021 includes a business restructuring charge resulting from changes to Walmart U.S. support teams to better support its omni-channel strategy recorded in the second quarter of fiscal 2021. Business restructuring charges during the fourth quarter of fiscal 2020 include (1) $399 million of non-cash impairment charges to write down of certain eCommerce assets in Walmart U.S. and $51 million in related severance costs; and (2) $96 million of non-cash impairment charges related to strategic business decisions that resulted in the write down of certain assets in Walmart International. Additionally, for fiscal 2020, business restructuring charges includes $293 million in non-cash impairment charges in the third quarter for the Jabong.com trade name.
3 Change versus prior year comparable period.
NP - Not provided

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $36.1 billion for the fiscal year ended January 31, 2021, which increased when compared to $25.3 billion for the fiscal year ended January 31, 2020 primarily due to the impact of the global health crisis which accelerated inventory sell-through, as well as the timing and payment of inventory purchases, incremental COVID-19 related expenses and certain benefit payments. We generated free cash flow of $25.8 billion for the fiscal year ended January 31, 2021, which increased when compared to $14.6 billion for the fiscal year ended January 31, 2020 due to the same reasons as the increase in net cash provided by operating activities, as well as $0.4 billion in decreased capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company’s financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Fiscal Year Ended
	January 31,
(Dollars in millions)	2021	2020
Net cash provided by operating activities	$36,074	$25,255
Payments for property and equipment (capital expenditures)	(10,264)	(10,705)
Free cash flow	$25,810	$14,550

Net cash used in investing activities[1]	$(10,071)	$(9,128)
Net cash used in financing activities	(16,117)	(14,299)
1 “Net cash used in investing activities” includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity investments each quarter because although the investments are strategic decisions for the Company’s retail operations, management’s measurement of each strategy is primarily focused on the respective market’s operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity investments. Accordingly, management adjusts EPS each quarter for the realized and unrealized gains and losses related to those equity investments.
We have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2021 by adjusting EPS for the following:
1.the loss on sale of our operations in Japan and the U.K. which were determined to be held for sale as of January 31, 2021 and our operations in Walmart Argentina which were held for sale as of October 31, 2020 and subsequently divested in November 2020;
2.unrealized and realized gains and losses on the Company’s equity investments;
3.discrete tax items;
4.a charge related to officer compensation; and
5.a business restructuring charge resulting from changes to Walmart support teams to better support the Walmart U.S. omni-channel support strategy in the quarter ended July 31, 2020.

	Three Months Ended January 31, 2021
Diluted earnings per share:
Reported EPS				$(0.74)
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Loss on certain international operations held for sale	$2.60	$0.06	$—	$2.66
Unrealized and realized (gains) and losses on equity investments	(0.63)	0.14	—	(0.49)
Discrete tax item	—	(0.10)	—	(0.10)
Officer compensation charge	0.06	—	—	0.06
Net adjustments[4]				$2.13

Adjusted EPS[4]				$1.39

	Fiscal Year Ended January 31, 2021[5]
Diluted earnings per share:
Reported EPS				$4.75
Adjustments:	Pre-Tax Impact	Tax Impact[1,2]	NCI Impact[3]	Net Impact
Loss on certain international operations held for sale or sold	$2.93	$0.06	$—	$2.99
Unrealized and realized (gains) and losses on equity investments	(3.04)	0.64	—	(2.40)
Business restructuring charge	0.13	(0.03)	—	0.10
Officer compensation charge	0.06	—	—	0.06
Discrete tax items	0.06	(0.05)	(0.03)	(0.02)
Net adjustments				$0.73

Adjusted EPS				$5.48
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions. Minimal realizable tax benefit was provided in connection with the loss on certain international operations held for sale or sold, as well as the officer compensation charge.
2 The reported effective tax rate was (238.6%) and 33.3% for the three months and fiscal year ended January 31, 2021, respectively. Adjusted for the above items, the effective tax rate was 22.0% and 24.3% for the three months and fiscal year ended January 31, 2021, respectively.
3 Calculated based on the ownership percentages of our noncontrolling interests.
4 Adjusted EPS for the three months ended January 31, 2021 was calculated using weighted average shares outstanding of 2,844 million, which includes the dilutive impact of share-based payment awards.
5 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

As previously disclosed in our fiscal year ended January 31, 2020 press release, we have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2020 by adjusting EPS for the following: (1) unrealized gains and losses on the company’s equity investment in JD.com; (2) a tax benefit on the revaluation of deferred tax liabilities as a result of an income tax rate reduction in India; (3) certain income tax matters; and (4) certain business restructuring charges which primarily includes non-cash impairment charges on certain trade names and other long-lived assets.

	Three Months Ended January 31, 2020
Diluted earnings per share:
Reported EPS				$1.45
Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.33)	$0.07	$—	$(0.26)
Business restructuring charges[3]	0.20	(0.05)	—	0.15
Tax benefit from income tax rate reduction in India	—	(0.14)	0.03	(0.11)
Certain income tax matters	0.01	0.14	—	0.15
Net adjustments				$(0.07)

Adjusted EPS				$1.38

	Fiscal Year Ended January 31, 2020[4]
Diluted earnings per share:
Reported EPS				$5.19
Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.65)	$0.14	$—	$(0.51)
Business restructuring charges[3]	0.30	(0.08)	(0.01)	$0.21
Tax benefit from income tax rate reduction in India	—	(0.14)	0.03	(0.11)
Certain income tax matters[5]	0.01	0.14	—	0.15
Net adjustments				$(0.26)

Adjusted EPS				$4.93

1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 Calculated based on the ownership percentages of the noncontrolling interest.
3 Business restructuring charges primarily consists of non-cash impairment charges for certain trade names, acquired developed technology, and property and equipment due to decisions that resulted in the write-off of certain assets in Walmart U.S. and Walmart International. Additionally,
for the fiscal year ended January 31, 2020, business restructuring charges includes non-cash impairment charges on the Jabong.com trade name in Q3.
4 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.
5 Represents a charge related to certain income tax matters and accrued interest unrelated to current period operations